Exhibit 10.6

EXECUTIVE EMPLOYMENT CONTINUATION AGREEMENT

Micromuse Inc. (“the Company”) and Nell O’Donnell (“Executive” or “you” or “your”), in recognition of your contributions to the past success of the Company and in order to promote continuing contributions in the future, agree effective December 13, 2002, as follows concerning your employment by the Company:

1. Executive agrees to continue to devote Executive’s full time efforts to promote the success of the Company. The Company agrees that it shall provide to Executive six months notice of termination of employment (“Notice Period”). Provided that Executive’s employment termination satisfies the criteria set forth in paragraph 2, Executive shall be entitled to the compensation and benefits summarized below in Paragraph 4. During such Notice Period, the Company shall have the right to limit Executive’s access to Company facilities. Executive agrees to provide the Company three months notice of termination (“Executive’s Notice Period”), other than termination for Good Reason as defined below. Subject to the provisions of this Agreement, the Company may advance the date of termination to any date for any reason, whether before or after the Company or Executive has already given notice of termination, provided that in such case the Company or its successor pays and provides the compensation and other benefits under paragraph 4 below during the Notice Period or Executive’s Notice Period, whichever is applicable. Notwithstanding the foregoing or other provisions in this Agreement, if the Company terminates Executive’s employment for Cause (as defined below), no advance notice need be given and no compensation or benefits need be provided to Executive under this Agreement.

2. If (i) the Company terminates Executive’s employment without Cause (as defined below) or Executive voluntarily terminates employment with Good Reason (as defined below), Executive shall be entitled to the compensation and benefits summarized below in Paragraph 4, provided that (i) Executive executes (and does not revoke within any statutory period of revocation) the Company’s current standard form of release and non-competition agreement and (ii) there is no “Cause” for termination at the beginning of or during the Notice Period or, if no advance notice of termination is given, at the time of termination. Notwithstanding any provisions of this Agreement, Executive shall not be entitled to and the Company shall not be obligated to provide any compensation or benefits if Executive voluntarily terminates employment for other than Good Reason (as defined below).

3. For purposes of this Agreement, “Cause” means the commission of any act of fraud, embezzlement or dishonesty, conviction of a felony under the laws of the United States or any state thereof, gross misconduct, continued failure to perform assigned duties that are substantially equivalent to Executive’s recent responsibilities (other than due to physical or mental disability) for 30 days after receiving written notification from the Board or the CEO or their designee(s), any material unauthorized use or disclosure of confidential information or trade secrets of the Company or any parent or subsidiary or any other material intentional misconduct or breach of Executive’s employment obligations or commitments under this Agreement (or other signed agreements related to Executive’s employment) that adversely and materially affect the finances or business of the Company or its successor. For purposes of this Agreement, “Good Reason” shall be deemed to occur when one of the following occurs and is not cured by the Company within 15 days of receipt of written notice from Executive that such a circumstance has occurred: Executive’s base salary or total cash compensation is materially reduced (other than in conjunction with either identical or larger percentage compensation reductions to substantially all Company and successor company (if applicable) executives of equal and higher title or documented performance deficiencies that materially and adversely affected the Company); or Executive’s public company responsibilities or job content are substantially reduced or changed by the Company or by any successor to the Company without express consent of Executive in conjunction with or within six months after the close of a Change of Control; Executive is required to relocate to an office more than 25 miles from his/her then current office. A termination of employment shall not occur pursuant to a Corporate Transaction, Change of Control or Hostile

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Take-Over (as those terms are defined in the Company’s shareholder approved 1997 Stock Option/Stock Issuance Plan, collectively referred to in this Agreement as “Change of Control”) in which Executive is offered comparable employment the terms of which would not constitute Good Reason; provided that if the successor to the Company in such a Change of Control transaction does not remain expressly obligated under, assume or otherwise become bound by this Agreement, such transaction shall constitute Good Reason.

4. In the event of termination of employment and execution and non-revocation of a release both of which satisfies the criteria of paragraph 2 of this Agreement, whether before or after a Change of Control, the Company or its successor will provide the following benefits for the applicable Notice Period commencing on the earlier of the commencement of the applicable Notice Period under this Agreement or actual termination of employment:

a. Six months of Executive’s base salary,

b. Six months of Executive’s target bonus/commissions (the intent of a. and b. is that Executive shall receive the value of his/her then current base salary and bonus (or, where applicable, bonus and/or commission payments at the higher of bonus and commissions achieved during the immediately preceding six months or the target bonus and commissions for the forthcoming twelve months), thus a and b are collectively referred to as “salary continuance”), which shall be pro-rated in the year of termination to assure receipt by Executive of six months full value of expected compensation,

c. Executive level medical, dental, life and disability insurance during the expected six month period of salary continuance, and

d. Continued vesting of outstanding stock options during the expected six month period of salary continuance;

provided that if it is impractical for the Company or its successor to provide any such benefit, it shall make Executive whole by paying an amount in cash equal to the value of the benefit not provided. It is the intent of this Paragraph 4 that Executive shall receive the full financial and other benefit of this Agreement irrespective of whether Executive secures employment during the Notice Period or the agreed period of salary continuation.

5. This Agreement and Executive’s offer letter and the Proprietary Information and Inventions Agreement signed by Executive set forth all of the terms of Executive’s employment by the Company. Terms of Executive’s employment relationship can be modified only in a written document signed by Executive and the Company’s CEO, Secretary or their designee.

6. This Agreement is entered into in California. You and the Company mutually agree to arbitrate before a neutral arbitrator any and all disputes or claims arising out of or in connection with the formation, interpretation or claimed breach of this agreement and any and all disputes or claims arising from or relating to your recruitment to or employment with the Company, or the termination of that employment, including claims against any current or former agent or employee of the Company, whether the disputes or claims arise in tort, contract, or pursuant to a statute, regulation or ordinance now in existence or which may in the future be enacted or recognized, including, but not limited to claims for fraud, claims for wrongful termination of employment, infliction of emotional distress, misrepresentation, interference with contract or prospective economic advantage, defamation, unfair business practices, and any other tort or tort-like cause of action relating to or arising from the employment relationship or the formation or termination thereof; claims of discrimination, harassment, or retaliation under any and all federal, state, or municipal statutes, regulations, or ordinances; and claims for non-payment or incorrect payment of wages, bonuses, severance, employee fringe benefits, stock options and the like.

You and the Company agree that the following disputes and claims are not covered by this Agreement and shall therefore be resolved as required by the law then in effect: 1) claims for workers’ compensation benefits, unemployment insurance, or state or federal disability insurance; 2) claims concerning the validity, infringement, enforceability, or misappropriation of any trade secret, patent right, copyright, trademark, or any other intellectual or confidential property held or

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sought by you or the Company; and 3) any other dispute or claim that has been expressly excluded from arbitration by statute. Also, nothing in this arbitration provision should be interpreted as restricting or prohibiting you from filing a charge or complaint with a federal, state, or local administrative agency charged with investigating and/or prosecuting complaints under any applicable federal, state or municipal law or regulation.

You and the Company agree that all of the disputes that the parties have agreed to arbitrate will be finally settled by binding arbitration in San Francisco, California in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association by one Arbitrator appointed in accordance with said rules; provided however that the Arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1283.05 or any other discovery required by California law. The Arbitrator’s award shall be final and binding on both the Company and you and it shall provide the exclusive remedy(ies) for resolving any and all disputes and claims subject to arbitration under this Agreement. The Arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by the California code of Civil Procedure section 1285.8 et seq and any California case law setting forth the standard of judicial review of Arbitration Awards.

The Company will bear cost of the Arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were free to bring the dispute(s) or claim(s) in court as well as any other expense or cost that is unique to arbitration. Each party shall bear its own attorney fees, unless otherwise determined by the Arbitrator. The Arbitrator shall apply California law, without reference to rules of conflicts of law, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

YOU AND THE COMPANY KNOWINGLY AND VOLUNTARILY WAIVE YOUR RIGHT TO A JURY TRIAL WITH RESPECT TO ALL MATTERS SUBJECT TO ARBITRATION AS PROVIDED IN THIS ARBITRATION PROVISION.

MICROMUSE INC.		NELL O’DONNELL (Executive)

By:	/s/ James B. De Golia	By:	/s/ Nell O’Donnell
	(Signature)		(Signature)

Title:	Senior Vice President	Title:	Vice President & Associate General Counsel

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